Exhibit 1

Execution Copy

JOINT VENTURE AGREEMENT

BETWEEN

TATE & LYLE FERMENTATION PRODUCTS LTD.

AND

IGENE BIOTECHNOLOGY, INC.

Table of Contents

1. 2.	DEFINITIONS CREATION OF THE JOINT VENTURE AND ITS STRUCTURE	Page 1 4

3. 4.	PARTIES' CONTRIBUTIONS TO THE JOINT VENTURE AND FINANCING PARTIES' INTERESTS IN THE JOINT VENTURE	4 6

5. 6.	[INTENTIONALLY OMITTED] TAX CONSIDERATIONS	6 6

7. 8.	PARTIES' WITHDRAWAL FROM THE FIELD OF AGREEMENT FUTURE PRODUCTS AND DEVELOPMENTS	8 8

9. 10.	MANAGEMENT AND CONTROL OF THE JOINT VENTURE DAY-TO-DAY MANAGEMENT OF THE JOINT VENTURE	10 12

11.	SERVICES TO BE PROVIDED TO THE JOINT VENTURE BY THE PARTIES	12

12.	RIGHT OF FIRST REFUSAL; TERMINATION OF THE JOINT VENTURE AFTER THE EFFECTIVE DATE	14

13.	LIABILITIES	15

14.	WARRANTIES BY THE PARTIES	16

15.	CONDITIONS PRECEDENT; TERMINATION OF AGREEMENT	17

16.	OPERATIONS UNTIL TRANSFER	18

17.	ASSIGNMENT; PLEDGE OF JOINT VENTURE INTEREST	19

18.	COSTS, FEES AND TAXES	19

19.	NOTICES	19

20.	LAW	20

21.	MISCELLANEOUS PROVISIONS	20

22.	DISPUTE RESOLUTION PROCEDURES; LIQUIDATION	23

23.	JOINT VENTURE TO BE BOUND	24

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (as amended, restated, supplemented or otherwise modified in accordance herewith, this "Agreement") is entered into as of March 18, 2003 and is by and between Tate & Lyle Fermentation Products Ltd., a corporation organized under the laws of England ("T&L") and a subsidiary of Tate & Lyle PLC, and Igene Biotechnology, Inc., a Maryland corporation ("Igene"; collectively with T&L, the "Parties").

RECITALS

A.	Igene owns certain technology and expertise related to the manufacture and sale of Astaxanthin and derivative products, and T&L and its subsidiaries and affiliates possess expertise with respect to all aspects of the manufacture and production of numerous products through fermentation.

B.	In an effort to capitalize on their respective strengths and expertise, Igene and T&L wish to form a joint venture to manufacture and sell Astaxanthin and derivative products worldwide, all in accordance with the principles set out in this Agreement (including each of its relevant constituent entities, the "Joint Venture"). The Parties anticipate that the primary market for the product of the Joint Venture will initially be limited to Chile, parts of Europe, Japan and other parts of Asia.

C.	Such Joint Venture shall consist initially of two legal entities to be formed as soon after the execution as practicable which together will have sufficient financial, mechanical, technological and land rights, resources and assets, to allow them to operate with limited assistance from the Parties.

D.	Without derogating from the principles of Recital C, it is also understood and recognized by the Parties that, in order to minimize support and administrative costs associated with the operation of the Joint Venture, certain ongoing services will be provided to the Joint Venture by the Parties over various periods of time in consideration for payments from the Joint Venture as described in the appropriate agreements between the Joint Venture and the Parties.

E.	The Parties envision the Joint Venture continuing in effect for an indefinite period, subject to termination in accordance with this Agreement.

AGREEMENT

                         Now therefore, the Parties agree:

1.                      DEFINITIONS.

In this Agreement, the following words shall have the meanings set forth below:

                      1.1.      "AFFILIATE" means, with respect to any Party, any other entity controlling, controlled by or under common control with, such Party. The term "control" shall mean direct or indirect ownership of at least fifty percent (50%) of the outstanding voting stock of a corporate entity or voting interest in a non-corporate entity and shall also mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity.

                      1.2.      "AVERAGE MARKET PRICE" means the spot price for Astaxanthin as determined by the weighted average market price over the 30 day period prior to purchase as set forth in the books and records of the Joint Venture.

                      1.3.      "BOARD" is defined in Article 9.1.

                      1.4.      "BOARD DISPUTE" is defined in Article 22.1.

                      1.5.      "COMMENCEMENT DATE" is the first business day after the first 30 consecutive days of production following the start-up phase in which 3 fermenters located at the Manufacturing Facility (constructed in accordance with the Construction Agreement) have been continuously operating.

                      1.6.      "CONSTRUCTION AGREEMENT" is defined in Article 3.6.

                      1.7.      "EVENT OF BANKRUPTCY" for any Person means (i) such Person files a petition in bankruptcy or insolvency, (ii) such Person files for reorganization or for the appointment of a receiver or trustee of all or a material portion of such Party's assets, (iii) such Person makes an assignment for the benefit of creditors, (iv) such Person admits in writing its inability to pay its debts as they fall due, (v) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of a material portion of its assets, (vi) such Person fails to have any petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a material portion of such Person's assets dismissed within sixty (60) days after the commencement of any proceeding as a result thereof or (vii) such Person fails to have any levy or attachment on all or a material portion of its assets released or discharged within sixty (60) days of imposition thereof.

                      1.8.      "DISCLOSING PARTY" is defined in Article 21.4.

                      1.9.      "EFFECTIVE DATE" means 12:01 a.m. Eastern Standard Time on March 3, 2003.

                      1.10.      "FACILITIES" means collectively, the Site and the Manufacturing Facility to be located thereon, as well as any other manufacturing facilities constructed, acquired or operated by the Joint Venture from time to time.

                      1.11.      "FIELD OF AGREEMENT" is defined in Article 2.1.

                      1.12.      "FORMATION" is defined in Article 3.3.

                      1.13.      "FORMATION DATE" means the business day immediately following the Formation.

                      1.14.      "GENERAL MANAGER" is defined in Article 18.5.

                      1.15.      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                      1.16.      "INDEMNIFYING PARTY" is defined in Article 13.1.

                      1.17.      "INFORMATION" is defined in Article 21.4.

                      1.18.      "LAWSUIT" is defined in Article 13.1.

                      1.19.      "LIQUIDATION NOTICE" is defined in Article 22.3.

                      1.20.      "MANAGEMENT" is defined in Article 10.1.

                      1.21.      "MANUFACTURING FACILITY" means the manufacturing facility to be constructed by Parent on behalf of the Manufacturing Company at the Site in accordance with the provisions of Article 3.6 which will be capable of producing 14,000 kg per annum of pure Astaxanthin.

                      1.22.      "NEUTRACEUTICAL" means a nutritional supplement for human consumption.

                      1.23.      "OFFER" is defined in Article 12.1.

                      1.24.      "OFFER PRICE" is defined in Article 22.2.

                      1.25.      "OFFEREE" is defined in Article 12.1.

                      1.26.      "OPTION PERIOD" is defined in Article 12.1.

                      1.27.      "PARENT" means Tate & Lyle Industries Ltd.

                      1.28.      "PARTY" shall mean each of T&L and Igene, and "PARTIES" shall mean both T&L and Igene.

                      1.29.      "PARTY HEADS" means the Chairman of the Board of Igene and the Chief Financial Officer of Tate & Lyle North America, Inc. respectively.

                      1.30.      "QUALIFIED EXPERT" is defined in Article 12.2(c).

                      1.31.      "RECIPIENT PARTY" is defined in Article 21.4.

                      1.32.      "SELLING PARTY" is defined in Article 12.1.

                      1.33.      "SITE" is defined in Article 3.5.

                      1.34.      "TECHNOLOGY" is defined in Appendix 3.2.

                      1.35.      "TRANSFERRED ASSETS" means the assets of Igene that are to be transferred to the Operating Company as more particularly described in Appendix 3.2.

2.                      CREATION OF THE JOINT VENTURE AND ITS STRUCTURE.

                      2.1.      Subject to the terms and conditions stated in this Agreement, the Parties shall take all such steps and do all such things as are reasonably necessary to create between T&L and Igene a joint venture commencing from the date hereof until the date this Agreement is terminated with respect to (a) the manufacture of Astaxanthin and derivative products and (b) the marketing and sale of Astaxanthin and derivative products worldwide for all uses other than uses as a Neutraceutical or otherwise for direct human consumption (collectively, the "Field of Agreement"). Notwithstanding the foregoing, nothing herein shall, or shall be deemed to, form a partnership or any other entity other than the Operating Company and the Manufacturing Company (as defined below).

                      2.2.      The legal structure of the Joint Venture shall be (a) a limited liability company organized under the laws of Bermuda and owned by the Parties as set forth herein (the "Operating Company") which in turn will own all of the shares of (b) a corporation formed under the laws of the United Kingdom (the "Manufacturing Company"). T&L and Igene shall cause such entities to be formed promptly after the execution of this Agreement in a manner consistent with the terms of this Agreement.

                      2.3.      (a) Upon the terms and subject to the conditions of this Agreement, each of the Parties hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining consent under the HSR Act (if necessary) and any other relevant governmental consents. The Parties shall share the cost of any filings required under this Article 2.3 equally.

(b)                      Notwithstanding clause (a) above, nothing contained in this Agreement will require or obligate either Party to initiate any litigation to which any governmental authority is a party, although the Parties agree to use commercially reasonable good faith efforts to negotiate with the applicable governmental authority, as the case may be, in order to avoid any such litigation.

(c)                      Notwithstanding clause (a) above, nothing contained in this Agreement will require or obligate either Party to agree or otherwise become subject to any limitations on the right of the Joint Venture to acquire, own, control or operate the Transferred Assets (including either Party or the Joint Venture being required to sell or otherwise dispose of, or hold separate, the Transferred Assets), if such Party reasonably believes in its good faith judgment as a result of any such limitation that it cannot substantially realize the material benefits that such Party reasonably expects to derive from the Joint Venture. The Parties agree to use commercially reasonable good faith efforts to negotiate with any applicable governmental authority in order to avoid any such limitations.

3.                      PARTIES' CONTRIBUTIONS TO THE JOINT VENTURE AND FINANCING.

                      3.1.      Subject to the terms and conditions of this Agreement, T&L shall contribute, or cause to be contributed, to the Operating Company cash in the amount of $21,614,000. Subject to the terms and conditions of this Agreement, T&L further agrees to pay to Operating Company as a contribution to capital upon Formation (as defined below) $3,000,000.

                      3.2.      Subject to the terms and conditions of this Agreement, Igene shall transfer and assign, or cause to be transferred and assigned, to the Operating Company the Transferred Assets described in Appendix 3.2.

                      3.3.      The Parties intend that the transfer of the Transferred Assets to the Operating Company pursuant to Articles 3.1 and 3.2 and the other various transactions, transfers, contributions and agreements to be made or entered by and between Igene or T&L and the Operating Company in connection with the formation of the Joint Venture, shall be made promptly upon the formation of both the Operating Company and the Manufacturing Company ("Formation"). In the event that the Transferred Assets are not transferred to the Operating Company at such time or on such other date as is specified herein or in the Asset Transfer Agreement, the entity who is to make such transfer(s) shall, without any further cost to the Joint Venture or to the other Party, (a) ensure that the Joint Venture shall have all of the benefits and bear all of the burdens of such assets on and from Formation and (b) fully and legally assign to the Operating Company such assets as soon after Formation as practicable.

                      3.4.      Title to the Transferred Assets shall be passed to the Operating Company in accordance with Asset Transfer Agreement to be entered into by the Operating Company and Igene upon Formation. Such Asset Transfer Agreement shall be in the form set forth in Appendix 3.4. Such Transferred Assets shall be contributed free and clear of any and all indebtedness, liens and encumbrances.

                      3.5.      As promptly as possible after Formation, the Manufacturing Company shall enter into a lease with Parent with respect to the lease of certain real property located in Selby, England adjacent to the existing facility of an Affiliate of Parent (the "Site"), which lease will have a term of at least 50 years at an annual rent of $1 and shall grant to the Manufacturing Company all rights necessary to construct and operate the Manufacturing Facility.

                      3.6.      Upon Formation, the Manufacturing Company shall enter into an Engineering, Procurement and Construction Management Agreement in the form set forth in Appendix 3.6 (the "Construction Agreement"), pursuant to which Parent shall supervise and manage the construction of the Manufacturing Facility on a turnkey basis in consideration for a payment of $21,614,000. Upon the entering into of the agreements referred to in Articles 3.5 and 3.6, the Operating Company shall capitalize the Manufacturing Company through the contribution of equity received by it from T&L pursuant to Article 3.1 in an amount equal to at least $21,614,000.

                      3.7.      It is the intention of the Parties that any debt incurred by the Joint Venture shall be non-recourse against each Party. Each of the Parties agrees to use its reasonable best efforts to cause the Joint Venture to incur long-term indebtedness in an amount that is consistent with the business and cash desires of the Parties and the cash needs of the Joint Venture; provided, however, that neither Party shall be required to contribute any additional capital or guarantee, directly or indirectly, any debt of the Joint Venture including without limitation any leases or other direct or indirect obligations.

4.                      PARTIES' INTERESTS IN THE JOINT VENTURE.

                      4.1.      The Parties shall each have a fifty percent (50%) interest in the Operating Company, and control of the Joint Venture shall be shared equally between the Parties. The Parties agree that their respective contributions to the Operating Company have equal value, and that no payment shall be made from one Party to the other Party in the event appraisals performed for tax accounting reasons of the Transferred Assets give rise or would give rise to different valuations.

                      4.2.      All profits and losses earned or incurred by the Operating Company shall be shared by the Parties in equal shares as long as each Party has a 50% interest in the Operating Company. Upon a reduction or increase in such interest, all profits and losses shall be shared in accordance with each Party's ownership interest in the Joint Venture. To the greatest extent permitted by applicable law and accounting provisions, (a) the Operating Company shall make distributions, dividends and returns of capital equally to each of the Parties and (b) Operating Company items of income, gain, loss and deduction shall be allocated equally to each of the Parties; provided, if for any reason, such distributions, dividends, returns of capital or allocations may not be made on an equal basis, the Operating Company shall make a special distribution, dividend, return of capital or allocation to one Party to balance the required distribution, dividend, return of capital or allocation to the other Party.

                      4.3.      Notwithstanding the foregoing, if for any reason the contribution of* T&L proves to have a value materially less than that attributed to it at the Effective Date as a result of the Facilities not being constructed as provided herein then either (a) T&L shall contribute a cash amount to the Operating Company to make up the shortfall or (b)(i) T&L's capital account shall be adjusted to reflect the revaluation of its contribution, (ii) T&L's interest in the Operating Company shall be adjusted to reflect its actual proportion of the contributions made upon the formation of the Joint Venture and (iii) the Joint Venture shall be liquidated as provided in Article 22.3.

*	Portions intentionally deleted pursuant to a request for confidential treatment.

5.                      [INTENTIONALLY OMITTED]

6.                      TAX CONSIDERATIONS.

                      6.1.      Each Party shall produce and submit to the Board, as promptly as possible, a reasonable estimate of their respective income tax liability with respect to the income of the Operating Company computed pursuant to the provisions of this paragraph as by a reasonably prudent taxpayer attempting to reduce the income tax payable by such taxpayer to the greatest extent permitted by law (a "Party Tax Estimate"). A Party Tax Estimate shall be calculated pursuant to United States and/or United Kingdom law and regulations (and the laws and regulations of any other jurisdiction under which the earnings of the Operating Company may be taxable to either Party) as may be applicable to either Party. The tax liability shall be calculated based on each Party's share of the income, gain, costs, expenses and deductions of the Operating Company in the prior year without consideration of items of income, gain, loss or deduction applicable to either Party derived from outside the Operating Company (including, without limitation, with respect to Igene, any Net Operating Loss that Igene may have accumulated prior to the formation of the Joint Venture), but shall include any items of income, gain, loss or deduction derived from the Operating Company in any previous year to the extent applicable to such year. Such Party Tax Estimate shall not be deemed to be final until it is approved by the Board; provided, that if the Board does not approve the higher Tax Estimate, and cannot resolve such a dispute within thirty days of the submission of such Tax Estimate to the Board, then the lesser Tax Estimate (the "Preliminary Minimum Distribution") shall be paid to both Parties pursuant to Article 6.2 as if it were the Minimum Distribution. After the expiration of such thirty day period, the Board shall promptly submit the higher Tax Estimate (the "Disputed Estimate") to PricewaterhouseCoopers (the "Neutral Auditor") who shall evaluate the reasonableness and accuracy of the Disputed Estimate in light of the provisions of this Article 6.1. The Party that submitted the Disputed Estimate shall promptly provide to the Neutral Auditor all information requested by the Neutral Auditor in order to perform the analysis required by this Article 6.1. Within thirty days of receiving all information it deems necessary to perform the analysis required herein, the Neutral Auditor shall inform the Board in writing that it either agrees or disagrees that the Disputed Estimate is reasonable and accurate in light of the provisions of this Article 6.1 and the tax information submitted to it. If the Neutral Auditor concludes that the Disputed Estimate is reasonable and accurate, the difference between the Disputed Estimate and the Preliminary Minimum Distribution shall be promptly paid to each Party. If the Neutral Auditor concludes that the Disputed Estimate is not reasonable and/or accurate then the Preliminary Minimum Distribution shall be deemed the Minimum Distribution for the applicable year; provided, however, that if the Neutral Auditor concludes that an amount greater than the Preliminary Minimum Distribution is appropriate, then such greater amount shall be deemed the Minimum Distribution for the applicable year. The costs of the Neutral Auditor shall be paid equally by the Parties.

                      6.2.      Subject to the provisions of Article 6.1, the Operating Company shall annually declare and pay by March 15 a distribution to each Party equal to the larger of the two estimated annual tax liabilities as reflected on the approved Party Tax Estimates (the "Minimum Distribution"). A portion of the Minimum Distribution shall be paid in advance on a quarterly basis should either Party be required to pay periodic mandatory payments of estimated taxes during any given year. In the event that such estimated taxes are required to be paid by either Party, such Party shall notify the Operating Company of the date of such required payments and the Operating Company shall pay to each Party, no later than 5 business days prior to the due date of each quarterly estimated tax payment specified in the notice above, an amount equal to 25% of the estimated Minimum Distribution. In the event that such distributions of estimate taxes are made within a given year, then the distribution on March 15 of the subsequent year shall be adjusted to reflect the advance distributions of related estimated taxes made prior to that date.

                      6.3.      The Operating Company shall annually within 90 days after the end of each fiscal year declare an additional distribution equal to 20% of the net income of the Operating Company, half of which is to be paid to each Party (the "Target Distribution"). The Target Distribution shall be paid except when the Board shall determine otherwise.

                      6.4.      The Board may pay other distributions at its discretion.

                      6.5.      Notwithstanding the foregoing, the Operating Company shall only pay distributions or dividends to the extent permitted by applicable law.

7.                      PARTIES' WITHDRAWAL FROM THE FIELD OF AGREEMENT.

                      7.1.      Each Party shall, and shall cause each of its Affiliates to, do all such things and shall take all such steps as are reasonably necessary to effect its total withdrawal from the Field of Agreement. Such withdrawal shall be effective from the Effective Date.

                      7.2.      After the Effective Date and as long as Igene and T&L continue to own an interest in the Operating Company, neither of the Parties shall, or shall cause or permit any of their Affiliates to, directly or indirectly, as stockholders, consultants, members, partners or in any other capacity, engage in any enterprise or business anywhere in the world, which (a) manufactures Astaxanthin or (b) develops, markets, or sells products falling within the Field of Agreement. In the event that either (x) one Party shall transfer its entire interest in the Operating Company as permitted pursuant to this Agreement and the Operating Company shall remain a going concern after the closing of such transfer or (y) both Parties sell their interest in the Operating Company as permitted pursuant to this Agreement and the Operating Company shall remain a going concern after the closing of such transfer, then any Party which ceases to own an interest in the Operating Company as a result of such transfer shall remain subject to the terms of this Article 7.2 for a period of ten (10) years after the date of such transfer. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the obligations set forth in this Article 7.2 are unreasonable in scope, time or geography, such court is hereby authorized by the Parties to enforce such provisions with narrower scope, shorter time or lesser geography as such court determines to be the maximum that is reasonable and proper in the circumstances.

                      7.3.     Except as set forth in Articles 7.1, 7.2, 8.1 and 8.2, it is explicitly agreed that nothing contained in this Agreement shall prevent either Party or any of their respective Affiliates from engaging, directly or indirectly, in any enterprise, which develops, manufactures, markets, or sells products that are not within the Field of Agreement, and except as set forth in Articles 7.1, 7.2, 8.1 and 8.2, either Party shall be free to engage in any business, enterprise, or undertaking, or to make any investment it chooses.

8.                      FUTURE PRODUCTS AND DEVELOPMENTS.

                      8.1.      If, after the date of this Agreement and continuing as long as either Party is a partner, member, or shareholder of the Operating Company, such Party or any of its Affiliates receives or discovers any opportunity within the Field of Agreement, including without limitation developing or completing the development of, or discovering, or acquiring proprietary rights over, a product or process that falls within the Field of Agreement, the Operating Company then shall have exclusive rights to exploit such opportunity, but only within the Field of Agreement. The Party (or its Affiliate) that has developed, discovered or acquired such opportunity, product or process will, however, be entitled to exploit such opportunity, product or process for application outside the Field of Agreement.

                      8.2.      If, after the date of this Agreement and continuing as long as either Party is a partner, member, or shareholder of the Operating Company, such Party or any of its Affiliates receives or discovers any opportunity to use Astaxanthin as a Neutraceutical (a "Neutraceutical Opportunity"), including without limitation developing or completing the development of, or discovering, or acquiring proprietary rights over, a product or process that involves the use of Astaxanthin as a Neutraceutical, such Party shall (or shall cause its Affiliate to) present such opportunity to the Operating Company, providing the Operating Company with such narrative description and budgetary and other information as such Party (or its Affiliates) may have generated or gathered to the extent necessary to evaluate such Neutraceutical Opportunity. The Board shall consider the material presented by such Party and its Affiliates and shall elect whether the Joint Venture should pursue such Neutraceutical Opportunity. If the Board elects to pursue such Neutraceutical Opportunity, the Operating Company then shall have exclusive rights to exploit such Neutraceutical Opportunity, but solely with respect to use of Astaxanthin as a Neutraceutical, and, subject to Article 8.1, the Party (or its Affiliate) that has developed, discovered or acquired such opportunity, product or process will, however, be entitled to exploit such opportunity, product or process for application outside of use of Astaxanthin as a Neutraceutical. If however the Board does not elect to pursue such Neutraceutical Opportunity, the Party (or its Affiliate) that has developed, discovered or acquired such opportunity, product or process shall, subject to Article 8.1, be entitled to exploit such opportunity, product or process; provided, that subsequent developments or discoveries with respect to such Neutraceutical Opportunity would reasonably be expected to affect the Board's acceptance or rejection of such Neutraceutical Opportunity, such Party shall (or shall cause its Affiliate to) present such Neutraceutical Opportunity to the Board with reference to the pertinent subsequent developments or discoveries.

                      8.3.      If, after the date of this Agreement and continuing as long as a Party is a partner, member, or shareholder of the Operating Company, the Joint Venture develops or completes the development of, or discovers, or acquires proprietary rights over, a process or product which at, or after, the time of its development, discovery or acquisition has, or might have, some application outside of the Field of Agreement, then the appropriate entity of the Joint Venture shall offer to license the use of the process or product (or the production thereof) for such application to each of the Parties on reasonable commercial terms (including, without limitation, the possible payment of royalties at market rates) taking into account the time and money spent by the Joint Venture and taking into account other relevant commercial factors. The grant of licenses to any third parties shall be the prerogative of the Board provided that no such license shall be granted at terms more favorable to the third party than were offered to the member(s) of such Party.

                      8.4.      In the event either T&L or Igene wishes to market Astaxanthin for uses other than in the Field of Agreement, including but not limited to the use of Astaxanthin as a neutraceutical or otherwise for direct human consumption, either T&L or Igene, as the case may be, shall be permitted to purchase reasonable quantities of Astaxanthin from the Operating Company for use in the manufacture of such products at the Average Market Price. The Joint Venture will manufacture such Astaxanthin to the standard required for its business, and each Party desiring to market Astaxanthin for other uses shall process the product acquired from the Operating Company at its own cost and expense.

9.                      MANAGEMENT AND CONTROL OF THE JOINT VENTURE.

                      9.1.      The Joint Venture will be managed and controlled by a board of directors comprised of six (6) members (the "Board"). Each Party shall appoint three (3) of such members (none of whom shall be residents of the United Kingdom) and shall be entitled to appoint any successor appointees as necessary such that the Board shall always be comprised of three members appointed by each Party. Each Party shall be entitled to appoint alternate directors on a periodic and temporary basis as needed. Each party agrees at all times to vote in favor of the directors appointed by the other Party or any successor appointees.

                      9.2.      The Board shall have a Chairman selected in odd-numbered years by Igene and in even-numbered years by T&L for the duration of the calendar year. The Party with the right to select the Chairman shall select the Chairman from among the members of the Board appointed by it. If for any reason the individual serving as the Chairman ceases to be a member of the Board, such individual shall also cease to serve as Chairman and the Party who appointed such individual to the Board may select another individual appointed by that Party to the Board to serve as Chairman through the remainder of such calendar year. The Chairman shall serve as the chairman of all meetings of the Board and shall serve in such other administrative capacities as may be appropriate or as the Board may determine from time to time, but the Chairman shall not have any additional vote or authority by virtue of being the Chairman.

                      9.3.      The Board shall have regular meetings at least once each calendar quarter which shall be called by the Chairman by written notice delivered to each Board member no later than five business days prior to the meeting specifying the date, time and place for such meeting. Either Party may at any time provide the Chairman with a written request that the Chairman convene a special meeting, whereupon the Chairman shall call a special meeting to be held within two weeks after receipt of such request by written notice delivered to each Board member no later than five business days prior to the meeting specifying the date, time and place for such meeting. Any member of the Board may attend a meeting by telephonic equipment if such member may hear and be heard by all present at that meeting (including others participating telephonically).

                      9.4.      The decisions of the Board shall be by majority vote of the members present at a meeting, provided that such majority vote includes the affirmative vote of at least one member appointed by each Party. Notwithstanding the foregoing, after either Party either has an Event of Bankruptcy or is and continues to be in material breach of this Agreement (unless such breach is being contested by the breaching party in good faith) and no director appointed by such Party attends a duly convened meeting of the Board (after notice delivered pursuant to Article 9.3), the affirmative vote of three members of the Board at a duly convened meeting of the Board shall constitute approval of the Board for all purposes hereunder, regardless of whether a member of the Board appointed by each Party approves such matter.

                      9.5.      The Board shall establish various authorizations and delegations for Management (as described below) to conduct the business of the Joint Venture as contemplated by Article 1.1 hereof. In addition, the Board shall:

(a)	select the officer who will manage the Joint Venture on a day-to-day basis (the "General Manager") subject to the direction of the Board who need not be an employee of the Joint Venture;

(b)	approve any and all individual capital investments to be made by the Joint Venture in excess of $50,000 or, at its discretion, delegate such approval to the General Manager with respect to capital investments that do not exceed amounts to be determined by the Board in such delegation;

(c)	approve any dividend or profit distribution to be made to the shareholders, members or partners, as the case may be, in excess of the Minimum Distribution in accordance with Article 6.2;

(d)	approve any merger of the Operating Company or any acquisition of another entity or all or substantially all of another entity's assets by the Operating Company;

(e)	the sale, disposition or purchase of individual assets for in excess of $50,000;

(f)	approve the closing of any plant or facility of the Joint Venture;

(g)	approve any related-party contracts, except as contemplated in this Agreement;

(h)	approve any incurrence of indebtedness for borrowed money;

(i)	change the business purpose of the Joint Venture;

(j)	approve the discontinuance of any operations of the Joint Venture;

(k)	determine the annual business plan and budget (including capital expenditures) and any material variance from such plan and budget;

(l)	approve any contract or commitment for a period greater than twelve months;

(m)	approve any capacity increase at any manufacturing site;

(n)	determine budgets for continuing research concerning the development of strains and process methods for Astaxanthin;

(o)	approve the material tax and accounting policies of the Joint Venture (which shall include for the Operating Company the application of U.S. generally accepted accounting principles); and

(p)	approve the issuance of new or additional interests in the Operating Company (but not including, in any case, any transfer of existing interests as otherwise provided herein).

If the Board should be deadlocked on any matter, the dispute resolution procedures set forth in Article 22.1 shall apply.

                      9.6.      The Joint Venture shall be jointly controlled by the Parties who, as shareholders, members, or partners, shall have the exclusive power, by instructing the Board, to: (i) dissolve the Joint Venture, (ii) sell, or dispose of all or substantially all assets of the Joint Venture or permit the Joint Venture to place or grant any consensual lien or security interest on its assets (except liens for taxes and materialsmen's liens being contested in good faith which are not material in amount), or (iii) permit the Joint Venture to engage in material commerce outside the Field of Agreement or change the scope of the Field of Agreement. Upon receipt of such instructions, the Board shall act in accordance with this Article 9.

10.                      DAY-TO-DAY MANAGEMENT OF THE JOINT VENTURE.

                      10.1.      Except as provided in Article 9.5, the Board shall delegate the conduct of the day-to-day business of the Joint Venture to the General Manager, together with the officers and employees of the companies providing the services set forth in Article 11 (collectively the "Management"). The General Manager shall also have whatever title is appropriate for each entity in the Joint Venture reflecting his or her role as the primary manager and officer of each entity. The initial General Manager will be Peter Boynton who will be secunded to the Joint Venture on a part-time basis.

                      10.2.      Subject to Article 9.5 and the direction of the Board, the Management shall direct, supervise and conduct the business of the Joint Venture in the following areas:

(a)	creation, development, and implementation of routine commercial policies and procedures;

(b)	creation, development, and implementation of sales and marketing strategies;

(c)	treasury and financial management;

(d)	manufacturing, maintenance and other operations;

(e)	legal services; and

(f)	research and development.

11.                      SERVICES TO BE PROVIDED TO THE JOINT VENTURE BY THE PARTIES.

                      11.1.      Contemporaneously with the execution of this Agreement, each Party will enter into an agreement or agreements substantially in the form attached hereto as Appendix 11.1.1 and Appendix 11.1.2 pursuant to which each Party or its Affiliates shall provide the services identified for it below (the "Support Services Agreements", and each a "Support Services Agreement"). The Support Services Agreements shall provide that the parties will provide the following services to the Joint Venture:

11.1.1.	Igene or its Affiliates will provide to the Joint Venture:

(i)	Sales and marketing services related to the world-wide sale and marketing of Astaxanthin in the Field of Agreement;

(ii)	Research services related to further development of the Technology and improvement of manufacturing process efficiencies, as requested by the Board from time-to-time; and

(iii)	Administration of the contract for manufacturing of Axtaxanthin with Fermic S.A. de Mexico pursuant to the terms of the Support Services Agreement.

11.1.2.	T&L or its Affiliates will provide to the Joint Venture:

(i)	Engineering and operations services;

(ii)	Technical and research services related to the further development of the Technology and improvement of manufacturing process efficiencies, as requested by the Board from time-to-time;

(iii)	Transportation and logistics services; and

(iv)	Finance and accounting services.

11.1.3.	The charge for the services set forth in Article 11.1.1 and 11.1.2 is set forth in the appropriate Support Services Agreement and shall be paid by the Operating Company.

11.1.4.	T&L or its Affiliates shall also provide certain utilities and waste treatment services to the Joint Venture from its existing facility located at the Site. Such services shall be reimbursed by the Operating Company in an amount as more fully set forth in the appropriate Support Services Agreement.

                      11.2.      In the event that either Party conveys its interest in the Operating Company to the other or a third party during the five year period commencing on the Effective Date and the Joint Venture continues to operate as a going concern thereafter, each Party shall provide the services described in Article 11.1 to the Joint Venture at a price (that shall reasonably be consistent with the methodology used for determining prices prior to such conveyance) to be agreed upon by the Parties for a transition period to allow the owner or owners of the Operating Company to obtain such services for the Joint Venture independently. Such transition period shall not exceed 24 months for the services set forth in Article 11.1.1 and Article 11.1.2 and shall not exceed 36 months for the services set forth in Article 11.1.4; provided, however, if T&L shall give notice to Igene that it intends to close the Selby, England facility adjacent to the Site, T&L shall be required to provide the services set forth in Article 11.1.4 for a period not to exceed 24 months from the date Igene receives such notice.

                      11.3.      In the event of a contradiction between the terms of this Article 11 and any Support Services Agreement, the terms of the Support Services Agreement shall govern.

12.                      RIGHT OF FIRST REFUSAL; TERMINATION OF THE JOINT VENTURE AFTER THE EFFECTIVE DATE.

                      12.1.      RIGHT OF FIRST REFUSAL; TAG-ALONG RIGHTS.

Prior to one year from the Effective Date, a Party may not sell or otherwise transfer its interest in the Operating Company. Thereafter, any sale or other transfer may not be effectuated except pursuant to a good faith, arms' length offer to sell its entire ownership interest in the Operating Company for cash consideration to a party who is not affiliated with such Party (a "Third Party Offer"). If either Party has received a Third Party Offer that it intends to accept (the "Offer"), such Party (the "Selling Party") shall notify the other Party (the "Offeree") of the Offer, which notice shall include a copy of the Offer and any other information necessary to enable the Offeree to evaluate reasonably the Offer and the potential purchaser. The Offeree shall have thirty (30) days after receipt of the notice from the Selling Party (the "Option Period") to elect either (i) to purchase the Selling Party’s interest in the Operating Company or (ii) to sell the Offeree’s interest in the Operating Company to the Selling Party, in either case on the same terms and conditions as those contained in the Offer. If the Offeree makes one of such elections, the applicable purchase and sale shall take place within sixty (60) days after the date of the Offeree’s election in accordance with the terms and conditions of the Offer or such other terms and conditions as the Selling Party and the Offeree shall mutually agree. If the Offeree does not make one of such elections within the Option Period, the Selling Party shall have the right to sell its interest to the person or entity who made the Third Party Offer for cash consideration only on terms and conditions no more favorable to such person or entity within sixty (60) days after the expiration of the Option Period. If such sale is not completed within such sixty (60) day period, the offer from the Selling Party shall be deemed to have been revoked and any subsequent offer from such Selling Party shall be subject to the right of first refusal described herein.

                      12.2.      TERMINATION OF THE JOINT VENTURE.

                      (a)      If there is an Event of Bankruptcy with respect to either Party, then the other Party may elect either to terminate the Joint Venture (and follow the liquidation procedures set forth in Article 22.3) or to purchase the interest of the Party who had an Event of Bankruptcy for a purchase price equal to the market value of such interest as determined pursuant to subsection (c). Such election shall occur within 60 days after the Event of Bankruptcy unless prohibited by a bankruptcy court or other court of competent jurisdiction; provided that once any such prohibition is no longer applicable, such election shall occur promptly thereafter. The other Party shall provide written notice to the Party who had an Event of Bankruptcy upon the election of the other Party, which notice shall specify the effective date of the action elected by the other Party.

                      (b)      If the Parties shall agree to terminate the Joint Venture pursuant to the terms of the Agreement, the Parties agree to terminate the Joint Venture and follow the liquidation procedures set forth in Article 22.3 unless the Parties otherwise agree.

                      (c)      Upon delivery by either Party of such Party's election to purchase the interest of the other Party upon the other Party having an Event of Bankruptcy, the Board shall meet for the purpose of retaining a mutually acceptable, qualified investment banking, accounting or appraisal firm of national reputation with no conflict of interest with respect to either Party or any Affiliate thereof (a "Qualified Expert") to determine the market value of the Operating Company. If the Board is unable to select by unanimous agreement a single Qualified Expert, then the appraisal shall be arrived at by mutual agreement of two Qualified Experts, one selected by each Party. If in such an instance either Party shall fail to appoint a Qualified Expert within fifteen (15) days after a written request to do so, such failure shall be deemed acceptance of the conclusions and appraisal of such Qualified Expert as has been appointed. If the Board unanimously selects a single Qualified Expert, the value of the Operating Company as determined by such Qualified Expert shall be final and binding upon both of the Parties. If two Qualified Experts are chosen, one by each Party, and such Qualified Experts either agree or the greater of the two valuations is no more than 110% of the lesser valuation, the average of the valuations of the Operating Company as determined by each such Qualified Expert shall be the value of the Operating Company for the purposes of this Article 12.2 and shall be final and binding upon both Parties. If two Qualified Experts are chosen, one by each Party, and such Qualified Experts cannot agree within thirty (30) days of the appointment of the second of such Qualified Expert (or their valuations differ by more than 10%), then (i) the two appointed Qualified Experts shall select a third Qualified Expert, (ii) if the determination of any of the three Qualified Experts is greater than the two smallest determinations or smaller than the two greatest determinations, in either case by more than 125% of the difference between such other determinations, such determination will be disregarded and the average of the two remaining determinations shall be final and binding upon both of the Parties and (iii) otherwise, the average of the three determinations of the three Qualified Experts shall be final and binding upon both of the Parties. The market value for the interest of the Party who has had an Event of Bankruptcy shall equal the market value of the Operating Company as determined above times the interest of such Party in the Operating Company as stated in Article 4.1.

13.                      LIABILITIES.

                      13.1.      Igene (the "Indemnifying Party") shall indemnify and hold harmless T&L, its Affiliates, the Operating Company and the Manufacturing Company, and their respective officers, directors, shareholders and agents (collectively, the "Indemnified Parties") from and against any and all claims, demands, actions, lawsuits, proceedings, liabilities, losses, costs and expenses (including reasonable attorney's fees and disbursements incurred by any of the Indemnified Parties in respect of any such claims, demands, actions, lawsuits or proceedings) arising from any actual or alleged infringement of any patent, trademark, trade name, trade dress, copyright, trade secret or other proprietary right (whether under the laws of any country or of the European Union) resulting from the ownership or use of the Technology by Igene or as contemplated herein, including without limitation a failure of the Operating Company to have unencumbered rights in the Technology as a result of the pending lawsuit (the "Lawsuit") styled Archer Daniels Midland Corporation v. Igene Biotechnology, Inc., United States District Court for the District of Maryland, Case No. S97-2358, or any similar claim.

     *

*	Intentionally deleted pursuant to a request for confidential treatment.

14.                      WARRANTIES BY THE PARTIES

                      14.1.     Each Party represents and warrants to the other Party that:

14.1.1. General Corporate Matters. (i) it is duly formed and validly existing, and it is in good standing in the state of its incorporation and in each other state except where the failure to be in good standing would not have a material adverse effect on the formation or operation of the Joint Venture, (ii) it is duly authorized and has the requisite power to execute this Agreement and to form the Joint Venture and to do all other things necessary to implement the various agreements contemplated in and by this Agreement, (iii) this Agreement has been duly executed, and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that the enforceability thereof against such Party may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles of general application, (iv) none of such Party's Transferred Assets are subject to any liens or security interests (except liens for taxes and materialsmen's liens being contested in good faith which are not material in amount), and (v) it has disclosed to the other Party all material facts and circumstances existing on the date hereof which could reasonably be likely to, in such Party's commercially reasonable judgment, have a material adverse effect on the Joint Venture.

14.1.2. Litigation. There are no suits, actions, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to its knowledge, threatened against or affecting it or any of its shareholders or members that if decided adversely to it or its shareholders or members could reasonably be expected to have a material adverse effect on its business, operations or financial condition or that could reasonably be expected to prevent the consummation of the Joint Venture, except for the Lawsuit.

14.1.3. Bankruptcy. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, contemplated by or pending or threatened against it. Without limiting the generality of the foregoing, none of the following have been done by, against or with respect to it: (i) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (ii) the appointment of a trustee or receive of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take, or submission to, any action indicating an inability to meet its financial obligations as they accrue; or (vi) a dissolution or liquidation.

                      14.2.      Igene represents and warrants to T&L (i) that the Technology, the Brands and all other Transferred Assets set forth in Appendix 3.2 constitute all know-how and intellectual property owned, used or possessed by Igene with respect to the Field of Agreement, (ii) that it has good and workable title to the Transferred Assets, free and clear of any and all liens, claims and encumbrances, except for the Lawsuit, and (iii) this Agreement and each document contemplated hereby is sufficient to transfer Igene's right, title and interest in the Transferred Assets to the Operating Company.

                      14.3.      Igene warrants to T&L that the Technology, the Brands and other Transferred Assets do not infringe on any third-party patent, trademark or other rights.

                      14.4.      T&L represents and warrants to Igene that (i) the Manufacturing Facility will be constructed in accordance with the terms of the Construction Agreement, free and clear of all liens, claims and encumbrances and (ii) the Manufacturing Facility will be a turnkey project capable of producing 14,000 kg per year of pure Astaxanthin.

15.                      CONDITIONS PRECEDENT; TERMINATION OF AGREEMENT.

                      15.1.      The obligation of each Party to consummate the agreements and covenants set forth herein is subject to the satisfaction (or waiver) on the Effective Date of the following conditions:

A.	Subject to Article 2.3, if necessary, approval shall have been received under the HSR Act and any other applicable competition law, or the waiting period thereunder shall have expired;

B.	Any other necessary governmental approvals for the formation and operation of the Joint Venture as contemplated herein shall have been given (either expressly or by operation of law); and

C.	Approval of the Board of Directors of each of T&L and Igene shall have been given.

                      15.2.      Without prejudice to the foregoing, without liability to the other Party except in the case of a breach of this Agreement, either Party shall be entitled to terminate this Agreement at any time from the date hereof up to Formation, if:

A.	Subject to Article 2.3, an order of any court, arbitrator, or governmental, regulatory or administrative body, shall be in effect which restrains or prohibits the transactions contemplated hereby;

B.	Any final and nonappealable determination of the Lawsuit or any other claim subject to indemnification under Article 13 shall arise either of which, in the business judgment of T&L, restricts the ability of Igene to perform its obligations hereunder or with respect to the Operating Company or the Joint Venture;

C.	There has arisen, after the date of this Agreement, any bona fide claim or litigation involving, directly or indirectly, one or both of the Parties, of any member of either Party, or any shareholder, director, officer, employee, agent, consultant or representative of any Party, which may reasonably be expected to materially and adversely affect the Transferred Assets and/or the business falling with the Field of the Agreement; or

D.	There has been a material adverse change reasonably outside of the control of the Party seeking to terminate with respect to the Transferred Assets of the other Party.

E.	The Effective Date has not occurred on or prior to March 3, 2003.

16.                      OPERATIONS UNTIL TRANSFER.

From and after the date hereof, each Party will use its reasonable best efforts to ensure that (i) no liens or security interest shall be created or levied on the Transferred Assets (except liens for taxes and materialsmen's liens being contested in good faith which are not material in amount), and (ii) the assets to be transferred to the Operating Company, shall be operated in the ordinary course of business consistent with past business practices, and no portion thereof (except inventory sold in the ordinary course of business) shall be sold, conveyed, or otherwise transferred prior to transfer to the Operating Company.

17.                      ASSIGNMENT; PLEDGE OF JOINT VENTURE INTEREST.

Except as permitted pursuant to Article 13.1 hereof, neither Party shall assign or transfer this Agreement, or any and all related rights and obligations in the Joint Venture or all rights and all obligations in any related agreements, without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed; provided, however, any Party may assign any or all of its interests in this Agreement or the Operating Company to a wholly-owned subsidiary (which shall at all times remain a wholly-owned subsidiary, and such subsidiary may be a partnership, limited liability company, or corporation) or commonly-owned affiliate of Igene or T&L, as the case may be, provided that the ultimate parent company (e.g. Igene or T&L, as the case may be) shall guarantee such subsidiary's or affiliate's performance hereunder. Without the prior written consent of the other Party, neither Igene nor T&L, as the case may be, shall pledge, encumber, or grant a security interest in, any interest (stock, membership or partnership) in the Operating Company. Any permitted assignee shall, prior to the effectiveness of any assignment to such assignee, agree in writing to be bound by, and assume each obligation of the assigning Party under, this Agreement, and each other document and agreement relating to the Joint Venture to which the assignor (or its Party) is a Party, which such written agreement shall be in a form satisfactory to the Party not assigning its interest hereunder.

18.                      COSTS, FEES AND TAXES.

                      18.1.      Unless the Parties agree otherwise in writing and except as otherwise provided herein, each Party shall bear and pay its own costs, expenses and fees incurred in connection with the making of this Agreement.

                      18.2.      Any and all stamp duties, transfer taxes, recording and filing fees, and other similar statutory costs, incurred or payable in connection, directly or indirectly, with the transfer to the Operating Company of any of the Transferred Assets, or the implementation of this Agreement and the formation of the Joint Venture, shall be borne and paid by the Joint Venture. Notwithstanding the previous sentence, any and all taxes relating to income, capital gains, or other similar taxes or charges shall be borne by the Party transferring the Transferred Assets to the Operating Company.

19.                      NOTICES.

                      19.1.      Any notice to be served by one Party on the other in connection with this Agreement shall be validly served if delivered by overnight delivery service (costs pre-paid), confirmed fax, or delivered in person, to the following addresses (or such other address as a Party may specify from time to time in accordance with this Article):

A.	Tate & Lyle Fermentation Products Ltd. c/o Tate & Lyle North America Inc. 2200 E. Eldorado Street Decatur, Illinois 62521 Attn: General Counsel FAX: 217-421-4704

B.	with a copy to: Tate & Lyle North America Inc. 2200 E. Eldorado Street Decatur, Illinois 62521 Attn: Chief Financial Officer FAX: 217-421-4507

C.	Igene Biotechnology, Inc. 9110 Red Branch Road Columbia, Maryland 21045-2024 Attention: Stephen F. Hiu FAX: 410-730-0540 TEL: 410-997-2599 with a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: Martin H. Neidell FAX: 212-806-7836 TEL 212-806-5836

After the Effective Date, the Operating Company shall give each of the Parties appropriate addresses for notices.

                      19.2.      Any notice validly served on a business day of the recipient and in accordance with Article 19.1 shall be deemed served on the day of receipt in the case of faxed, hand-delivered, and overnight delivery service notices.

20.                      LAW.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without reference to the conflicts of laws principles thereunder.

21.                      MISCELLANEOUS PROVISIONS.

                      21.1.      THIRD PARTIES. Except as expressly stated herein with respect to members of each Party, no person or entity not a Party to this Agreement (including, without limitation, any employee of either Party or the Joint Venture) shall be a third-party beneficiary of any provision of this Agreement, and nothing contained herein shall be construed or deemed to confer any benefit or right upon any third party.

                      21.2.      BROKERS. Each Party agrees to indemnify and hold the other harmless against any and all liability to any broker retained by such Party in connection with this Agreement and the transactions contemplated by this Agreement.

                      21.3.      PRESS RELEASES. Except as required by law or securities exchange rules, public announcements and press releases concerning this Agreement and the transactions contemplated hereby shall be made only as mutually agreed by the Parties.

                      21.4.      ENTIRE AGREEMENT; CONFIDENTIALITY.

A.	This Agreement, including the Appendices attached to this Agreement and the Recitals set forth herein, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and all prior representations, discussions and negotiations between the Parties and/or their representatives pertaining to the subject matter of this Agreement are superseded. Notwithstanding the preceding sentence, the terms and provisions of the certain Nondisclosure Agreement dated as of March 19, 2001 as amended August 5, 2002 between the Parties shall remain in effect.

B.	Each Party (the "Recipient Party") agrees to hold in confidence and not to disclose either directly or indirectly to any third party any technical, financial, commercial or other information (the "Information") as may be revealed or disclosed orally, in writing or otherwise to it by the other Party or by the Joint Venture (the "Disclosing Party") and shall refrain from using any such Information for any purpose whatsoever other than for the purpose(s) for which the Information was disclosed or unless previously approved in writing by the Disclosing Party; provided, however, that these obligations shall not apply to Information:

(i)	which at the time of disclosure to the Recipient Party was in the public domain,

(ii)	which after disclosure to the Recipient Party becomes part of the public domain through no fault of said Party,

(iii)	which at the time of disclosure to the Recipient Party was in its possession or was independently developed by the Recipient Party (and the Recipient Party can demonstrate such by written documents dated before the time of disclosure),

(iv)	which disclosure is obtained by the Recipient Party from a third party which has not, either directly or indirectly, received the Information from the Disclosing Party; or

(v)	which disclosure is required otherwise by law, unless compelled to disclose such documents or information by judicial or administrative process.

Specific Information shall not be deemed to be within the foregoing exceptions merely because such specific Information may be construed as being within broader, non- confidential information which is either in the public domain or in the possession of the Receiving Party at the time of the disclosure of such Information, nor shall a combination of features which form Information be deemed to be non-confidential merely because the individual features, without being combined, are non-confidential. In any such instance where disclosure appears to be compelled by law, the first Party will notify the other Party so that such Party may avail itself of such measures as may be available for protecting the confidentiality of such information; provided, however, that neither Party will be prohibited from using such documents and information in litigation against the other Party.

C.	The Parties shall cause the Operating Company and the Manufacturing Company to adhere to similar obligations of confidentiality as set forth above with respect to Information received by it from either Party.

D.	Unless otherwise agreed between the Parties, the provisions of this clause shall survive the termination of this Agreement and continue to be in force thereafter for a period of five (5) years.

                      21.5.      COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the Party sending the same.

                      21.6.      AMENDMENT; WAIVER; HEADINGS. No waiver, modification or amendment of any provision, term, or condition of this Agreement shall be of any force or effect unless in writing and executed by each of the Parties. No usage of trade, course of dealing or performance shall modify the terms or conditions of this Agreement. The headings in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

                      21.7.      AUDITORS. The Parties will agree on the independent auditors of the Joint Venture. From time to time, each Party shall have the right to have its own internal or external auditors review the books and records of the Joint Venture.

                      21.8.      SUPREMACY. Other than as set forth in this Agreement to the contrary, in the event of any conflict or inconsistency between the provisions of this Agreement and any other document related to the subject matter of this Agreement, which may be entered into by the Parties or between a member of any Party and the Joint Venture, from time to time, the provisions of this Agreement shall prevail in each case, unless the Parties otherwise expressly agree in writing.

                      21.9.      TAX MATTERS. Each Party shall prepare its tax reports and returns in a manner not inconsistent with the tax reports and returns of the Operating Company, except in the case of manifest error.

                      21.10.      GUARANTEE. Parent hereby guarantees the performance by T&L of all of its obligations hereunder.

22.                      DISPUTE RESOLUTION PROCEDURES; LIQUIDATION.

                      22.1.      At any time for so long as both T&L and Igene own an interest in the Operating Company, at the request of either Party in a written notice to the other Party's appointees to the Board, the Parties agree to negotiate in good faith to resolve expeditiously any controversies, claims or disputes between the Parties that may arise from time to time under this Agreement or otherwise relating to the Joint Venture (each a "Board Dispute"). If, after a Board Dispute is addressed and recorded in the minutes in two regular quarterly Board meetings without resolution of such Board Dispute, then any such matter not so resolved shall be referred (by written notice by either Party to the other Party's general counsel and the other Party's appointees to the Board) to the Party Heads, who shall have an initial meeting with respect to such matters within ten days of the date of such referral notice, and who shall thereafter negotiate in good faith with each other for an additional twenty day period following the date of such initial meeting in an attempt to resolve any open issues.

                      22.2.      If any Board Dispute is not resolved through the procedure set forth in Article 22.1 after expiration of all of the time specified therefor, either Party, in the thirty day period beginning upon the end of the twenty day period described in Article 22.1, may provide the other Party with a written notice (the "Offer Notice") stating that such Board Dispute is not resolved and setting forth a price (the "Offer Price") and a list of three acceptable closing dates not less than ninety days after the expiration of the twenty-one day period referred to in the next sentence; provided, that an Offer Notice may not be served earlier than (i) with respect to a Board Dispute arising pursuant to Article 9.5(a) (General Manager Appointment), 9.5(k) (Operating Plans) (except as provided in subclause (ii) below), eighteen months from the Commencement Date, (ii) a Board Dispute arising pursuant to Article 9.5(b) (Capital Expenditures) or 9.5(k) (Operating Plans) that involves a contemplated expenditure which can be financed solely by the Joint Venture from its internal resources and/or using funds provided on normal commercial terms by any other party without any contribution or guaranty from either Party, eighteen months from the Commencement Date and (iii) with respect to any other Board Dispute, fifty-four months from the Effective Date. Upon receipt of an Offer Notice, the other Party must elect prior to the expiration of twenty-one days either to (a) sell its interest in the Operating Company for the Offer Price or (b) purchase the interest of the Party providing the Offer Notice for the Offer Price, which election in either case may be in a written notice which also specifies which of the closing dates identified in the notice delivered to such Party is preferred by such Party. On the closing date specified in the response notice, the Parties shall consummate the transaction selected in the response notice unless both Parties expressly agree otherwise. The Party initiating the notice provided herein, shall be required to provide such Support Services as agreed in the appropriate Support Services Agreement described in Article 11.1 to the surviving entity at a price (that shall be reasonably consistent with the methodology used for determining prices prior to such conveyance) to be agreed upon by the Parties for a transition period to allow the Operating Company to continue to obtain such services. Such transition period shall not exceed 12 months for the services set forth in Article 11.1.1 and Article 11.1.2 and shall not exceed 24 months for the services set forth in Article 11.1.4. The Party whose interest in the Operating Company is purchased shall take all reasonable steps to cooperate in the transition with the other Party so that the Joint Venture will be able to continue as an independent and functioning business after termination of the Support Services. For all purposes under this Article 22.2, if each Party delivers an Offer Notice to the other Party, the Offer Notice that is received on the earliest date shall be effective. If each Party receives an Offer Notice from the other Party on the same date, then the Offer Notice containing the highest cash Offer Price shall be effective.

                      22.3.      In the event the Parties (a) agree to liquidate the Joint Venture, (b) are required to liquidate the Joint Venture pursuant to Article 12.2 or (c) do not send any notice under Article 22.2 in the period allowed therefor, either Party may, by notice to the Board of such circumstance (the "Liquidation Notice"), commence the following liquidation process. Upon the Board's receipt of a Liquidation Notice, the Board shall meet to determine how to proceed. The Board may retain or appoint a Qualified Expert or any other person to value the Joint Venture and to advise it in liquidating the Joint Venture. Each Party may also retain or appoint such advisors and experts as it may deem appropriate to advise such Party with respect to the liquidation of the Joint Venture. From and after the Board's receipt of a Liquidation Notice, the Board shall proceed with the liquidation of the Joint Venture, and shall have no authority and shall not continue the regular operations of the Joint Venture except to the extent necessary or appropriate to preserve or increase the value of the assets of the Joint Venture; provided that, the Board may elect to, and upon express election by the Board thereby shall, for a specified period not to exceed six months, continue regular operations of the Joint Venture solely for the purpose of preserving its value while seeking to sell the Joint Venture as a whole, but if such period expires prior to the sale of the Joint Venture as a whole, the Board shall thereafter be required to sell the assets of the Operating Company reasonably expeditiously. The proceeds of any such liquidation shall be first used to pay the fees and expenses of the Qualified Experts and all remaining proceeds after payment of such fees shall be distributed between the Parties in proportion to their respective capital accounts.

23.                      JOINT VENTURE TO BE BOUND.

On the Formation Date, each of the Parties shall cause the Joint Venture (and each of its constituent entities) to agree to and be irrevocably bound by the terms and provisions of this Agreement, including, without limitation, Article 13.

[remainder of page intentionally left blank]

          IN WITNESS of the foregoing, the Parties have signed this Agreement as to the date first written above.

TATE & LYLE FERMENTATION PRODUCTS LTD. /s/ By: Its: Agreed and accepted for purposes of Section 21.10 hereof only: TATE & LYLE INDUSTRIES LTD. /s/ By: Its:	IGENE BIOTECHNOLOGY, INC. /s/ By: Its: